                                                                     EXHIBIT 2.1




                              DATED October 1, 2002



                             (1) USDATA CORPORATION,
                            (A DELAWARE CORPORATION)

                                     - AND -

                    (2) JOHN ADRIAN WISE AND DAVID JOHN MOODY


                ------------------------------------------------

                        AGREEMENT FOR THE ACQUISITION OF
                       WIZARD INFORMATION SYSTEMS LIMITED

                ------------------------------------------------











                              [MORGAN, LEWIS LOGO]
                                2 Gresham Street
                                     London
                                    EC2V 7PE
                            Telephone: 020 7710 5500
                               Fax: 020 7710 5600



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THIS AGREEMENT is made on                     October 1, 2002

BETWEEN

(1) USDATA CORPORATION, a Delaware corporation of 2435 North Central Expressway, Suite 100, Richardson, Texas, USA 75080-2759(the "BUYER"); and

(2) JOHN ADRIAN WISE of Inglewood, 16 Harebell Hill, Cobham, Surrey KT11 2RS and DAVID JOHN MOODY of Highcroft, Bonnets Lane, Ifield, Crawley, West Sussex RH11 ONY (Each a "SELLER" and together the "SELLERS")

RECITALS

(A) WIZARD INFORMATION SYSTEMS LIMITED, (registered number 03070795) whose registered office is at 6 Cleeve Court, Cleeve Road, Leatherhead, Surrey KT22 7UD (the "COMPANY") is a private company limited by shares incorporated in England and Wales. The Sellers are the sole legal and beneficial owners of the share capital of the Company.

(B) The Company is the sole shareholder of Wizard BV. The Company also owns outstanding capital stock of Omega First and outstanding capital stock of Wizard SARL (which remain to be registered in the name of the Company pursuant to French law) (each as defined below) as set forth in
         Section III below.

(C) The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the issued and outstanding shares of the Company (the "SHARES"), upon the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, each intending to be legally bound hereby, the Parties agree as follows:

         DEFINITIONS

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.

        "ACCOUNTS"                  means the audited balance sheet and the
                                    profit and loss account as at the Accounts
                                    Date of each Company Group Member, together with any notes, reports, statements or documents included in or annexed to them.

        "ACCOUNTS                   DATE" means 30 June, 2002 for the Company
                                    and Wizard BV and means 31st March 2002 for
                                    Wizard SARL.

        "ACCOUNTS RECEIVABLE"       means, as of any date, any trade accounts
                                    receivable, notes receivable, bid,
                                    performance, lease, utility or other
                                    deposits, employee advances


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                                    and other miscellaneous receivables
                                    associated with the Business, as indicated by the context in which used, other than any such items due from an Affiliate of the Company or any of the Sellers.

        "AFFILIATES"                means, with respect to a particular Party,
                                    Persons or entities controlling, controlled by or under common control with that Party, as well as any officers, directors and majority-owned entities of that Party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 50% or more of the voting shares or other equity interest shall be deemed to constitute control.

        "AGREEMENT"                 means this Agreement and the schedules,
                                    exhibits and Disclosure Letter hereto.

        "APPLICABLE PROPORTIONATE
         INTEREST"                  means, with respect to a particular Seller,
                                    such Seller's proportionate ownership
                                    interest in each of the Cash Purchase Price and the Buyer Shares, as applicable.

        "ASSETS" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in any balance sheet of any Company Group Member, that are owned or possessed by any Company Group Member.

        "BARCLAY'S RATE"            the base rate of Barclay's Bank Plc.

        "BUSINESS"                  means the entire business, operations and
                                    facilities of each Company Group Member.

        "BUYER"                     is as defined above.

        "BUYER SHARES"              means up to 735,840 shares of the Common
                                    Stock and up to 56,000 shares of the Series
                                    B Preferred Stock of the Buyer comprising the portion to be delivered as soon as reasonably practicable after the Completion
                                    Date (as described in Section 2.2(b)(ii)), the Performance Portion of the Buyer shares
                                    (as described in Section 2.3) and the
                                    Retained Portion of the Buyer Shares (as described in Section 2.4). In calculating the numbers of Buyer Shares to be issued pursuant to this Agreement, in each case the Buyer shall not be obligated to issue fractional shares of such securities, and such entitlements shall be rounded down to the nearest whole in each case

        "CASH PURCHASE PRICE"       is defined in Section 2.2(a)(i).

        "CLAIM NOTICE"              is defined in Section 10.4(a).

        "CLAIM RESPONSE"            is defined in Section 10.4(a).

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COMPLETION"                is defined in Section 3.1.

        "COMPLETION DATE"           is defined in Section 3.1.

        "COMPLETION PAYMENT"        is defined in Section 2.2(b)(i).

        "COMMON STOCK"              means the common stock, par value $0.01 per
                                    share, of the Buyer.

        "COMPANY BALANCE SHEET"     means collectively (but not consolidated),
                                    the audited balance sheets of the Company
                                    Group Members as of the Accounts Date.

        "COMPANY GROUP"             means collectively, Wizard SARL, Wizard BV
                                    and the Company.

        "COMPANY GROUP MEMBER"      means individually, Wizard SARL, Wizard BV
                                    and the Company.

        "CONFIDENTIAL INFORMATION"  means any confidential information of the
                                    Company Group, including personnel
                                    information, know-how and other technical information, customer and client lists, customer, client and supplier information, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures.

        "CONFIRMATION AGREEMENT"    means that certain agreement between the
                                    Company and Software Answers entered into on the date hereof inter alia the prior transfer to the Company by Software Answers of certain intellectual property rights and source code.

        "CONSENT"                   is defined in Section 4.3.

        "CONSTITUTIONAL DOCUMENTS"  means an entity's certificate or articles of



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                                    incorporation, certificate defining the
                                    rights and preferences of securities,
                                    memorandum and articles of association of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

        "CONTRACT"                  means any written or oral contract,
                                    agreement, lease, instrument, or other
                                    document or commitment, arrangement,
                                    undertaking, practice or authorization that is binding on any Person or its property under applicable Law.

        "COPYRIGHTS"                means registered copyrights, copyright
                                    applications and unregistered copyrights in both published and unpublished works.

        "COURT ORDER"               means any judgment, decree, injunction,
                                    order or ruling of any federal, provincial, state, local or foreign court or governmental, quasi-governmental or regulatory body, commission, bureau, agency or authority that is binding on any Person or its property under applicable Law.

        "DAMAGES"                   is defined in Section 10.1.

        "DEFAULT"                   means (a) a breach, default or violation,
                                    (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages on a payment of penalties.

        "DISCLOSURE LETTER"         means the letter from the Sellers to the
                                    Buyer dated of like date hereof containing information specific to disclosures against the representations and warranties given by the Sellers relating to the Company Group pursuant to this Agreement, in the form agreed between the Sellers and the Buyer and delivered to the Buyer on Completion.

        "EMPLOYMENT AGREEMENTS"     means the executive services agreements
                                    being entered into as of the date hereof between the

                                    Company and each of J. Adrian Wise and David
                                    J. Moody, the form of which is attached
                                    hereto at SCHEDULE B.

        "ENCUMBRANCE"               means any lien, mortgage, security interest,
                                    pledge, restriction on transferability,
                                    defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "ENVIRONMENTAL CONDITION"   means any Release, condition or
                                    circumstance, including the presence of
                                    Hazardous Substances or underground
                                    petroleum storage tanks, whether created by the Company Group or any third party, at or relating to any such property or premises that does or may reasonably be expected to
                                    (a) require investigation, abatement or
                                    correction under an Environmental Law, (b) give rise to any civil or criminal liability under an Environmental Law, or (c) create a public or private nuisance.

        "ENVIRONMENTAL LAW"         means any Law, Court Order or principle
                                    of common law relating to human health,
                                    worker safety or the environment.

        "EU"                        means the European Union.

        "EVENT" includes (without limitation) the death or the winding up of any Person, and any act, transaction or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include events which for tax purposes are deemed to have, or are treated as having, occurred on or before that date.

        "EXCHANGE ACT"              means the Securities Exchange Act of 1934,
                                    as amended.

        "EXPIRATION DATE"           is defined in Section 10.5.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the jurisdiction of incorporation of such Company Group Member.

        "GOVERNMENTAL ENTITY"       is defined in Section 4.3.

        "HAZARDOUS SUBSTANCE"       means any toxic, carcinogenic or hazardous
                                    gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive
                                    Environmental Response, Compensation and
                                    Liability Act, 42 U.S.C. Sections 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community
                                    Right-to-Know Act, 42 U.S.C. Sections 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid Waste
                                    Disposal Act, as amended by the Resource
                                    Conservation and Recovery Act, 42 U.S.C.
                                    Sections 6901 et seq., (iv) any "pollutant," as defined under the federal Water Pollution
                                    Control Act, 33 U.S.C. Sections 1251 et
                                    seq., as any of such laws in clauses (i) through (iv) may be amended from time to time, (v) any regulated substance or waste under any Environmental Laws.

        "INDEMNIFIED BUYER PARTY"   is defined in Section 10.1

        "INDEMNIFIED PARTY"         is defined in Section 10.4(a).

        "INDEMNIFIED SELLING PARTY" is defined in Section 10.3.

        "INDEMNITOR"                is defined in Section 10.4(a).

        "INTELLECTUAL PROPERTY"     means any Copyrights and registrations or
                                    applications for registration of Copyrights in any jurisdiction, and any renewals or extensions thereof, Patents, Patent rights,
                                    Trademarks, technology rights and licenses,
                                    Trade Secrets, franchises, software,
                                    inventions, discoveries, know-how, formulae, specifications and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction and other intellectual property, in each case, that are owned by the Company or used in the Business.

        "INVENTORY"                 means all inventory, including raw
                                    materials, supplies, packaging supplies, work in process and finished goods.



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        "LAW"                       means any statute, law, regulation, order or
                                    rule of any governmental or
                                    quasi-governmental agency or body.

        "LEASE"                     is defined in Section 5.8.

        "LIABILITY"                 means any direct or indirect liability,
                                    indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent accrued or unaccrued, due or to become due, liquidated or unliquidated.

        "LIQUIDATED CLAIM NOTICE"   is defined in Section 10.4(a).

        "MANAGEMENT ACCOUNTS"       the unaudited profit and loss, balance
                                    sheet, debtor schedules, creditor schedules, reports and similar information produced by any Company Group Member since the relevant
                                    Accounts Date and dated and signed by the Parties hereto.

        "MATERIAL ADVERSE EFFECT"   means a material adverse effect (i) on the
                                    Business, Assets, liabilities, condition
                                    (financial or otherwise), liquidity,
                                    products, competitive position, customers, customer relations or results of operations of the Company Group, (ii) on the ability of such Company Group to perform its obligations under this Agreement and the Transaction Documents or (iii) on the ability of the Parties to consummate the Transactions contemplated hereby.

        "MINOR CONTRACTS"           is defined in Section 5.14(a).

        "OMEGA FIRST"               means Omega First Limited, a company
                                    incorporated in England and Wales
                                    (registered number 3215003) whose registered office is at Victoria House, Victoria Road,
                                    Farnborough, Hampshire, GU14 7PG.

        "ORDINARY COURSE" OR
        "ORDINARY COURSE OF         means the ordinary course of business that
                                    is consistent with

        BUSINESS"                   past practices.

        "PARTIES"                   means the Buyer and the Sellers (each
                                    individually a "PARTY").

        "PATENT" means all patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom.

        "PERMITS"                   means all governmental permits, licenses,
                                    registrations, certificates of occupancy, approvals and other Governmental Entity.

        "PERSON" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

        "PROCEEDING"                means any action, arbitration,
                                    administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

        "PURCHASE PRICE"            is defined in Section 2.2(a).

        "REAL PROPERTY"             is defined in Section 5.8.

        "RELEASE"                   means any release, spill, emission, leaking,
                                    pumping, injection, deposit, disposal,
                                    discharge, dispersal, or leaching of a
                                    hazardous substance into the indoor or
                                    outdoor environment, or into or out of any property.

        "RELIEF" includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation profits or gains for the purposes of any tax, or any other saving of tax.

        "RESPECTIVE AMOUNTS"        means the proportion of all payments whether
                                    by cash or otherwise and all liabilities of the Sellers under this agreement due respectively to or by John Adrian Wise in the amount of six elevenths of the total and to or by David John Moody in the amount of five elevenths of the total. All shares to be awarded to each of the Sellers shall be rounded down to the nearest whole number and in no event shall the Buyer be obligated to issue fractional shares of such securities.

        "RESPONSE PERIOD"           is defined in Section 10.4(a).



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        "SECURITIES ACT"            means the US Securities Act of 1933, as
                                    amended.

        "SEC"                       means the US Securities and Exchange
                                    Commission.

        "SELLERS"                   is defined above.

        "SERIES B PREFERRED STOCK"  means the Series B preferred stock of the
                                    Buyer, par value $0.01 per share.

        "SOFTWARE ANSWERS"          means a company incorporated in England and
                                    Wales (registered number 01943210) whose registered office is at 6 Cleeve Court, Cleeve Road, Leatherhead, Surrey KT22 7UD.

        "SHARES" means those shares in the Company set out in SCHEDULE A, being the entire issued share capital of the Company and as defined in the recitals.

        "TAXES" means all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

        "TAXES ACT"                 means the (UK) Income and Corporation Taxes
                                    Act 1988.

        "TAX LIABILITY"             means both a liability of a Company Group
                                    Member to make or suffer an actual payment of Tax (or an amount in respect of Tax) and also:

                                    (a)      the loss, or the use or set off
                                             against income, profits or gains
                                             earned, accrued or received on or
                                             before the Completion Date, of any
                                             Relief which arises or would but
                                             for such loss have arisen in
                                             respect of an Event occurring or
                                             period ending on or before
                                             Completion Date which would (were
                                             it not for the said loss, use or
                                             set off) have been available to a
                                             Company Group Member following
                                             Completion and which was taken into
                                             account in computing the provision
                                             for deferred tax in the Company
                                             Balance Sheet or in eliminating
                                             such provision, or was taken into
                                             account as an asset or otherwise
                                             noted in the Company Balance Sheet;
                                             and



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                                    (b)      the use or set off of any Relief
                                             which arises in respect of an Event
                                             occurring or period ending after
                                             Completion in circumstances where,
                                             but for such use or set off, a
                                             Company Group Member would have had
                                             an actual Tax Liability in respect
                                             of which the Buyer would have been
                                             able to make a claim against the
                                             Sellers under this Agreement; and

                                    and, in any case falling within any of
                                    paragraphs (a) and (b) above, the amount that is to be treated for the purposes of this Agreement as a Tax Liability of the Company Group Member shall be determined as follows:

                                    (i)      in a case which falls within
                                             paragraph (a) or (b) above and
                                             where the relief that is the
                                             subject of the loss or which is
                                             used or set off as mentioned in
                                             those paragraphs is a deduction
                                             from or offset against Tax, the Tax
                                             Liability shall be the amount of
                                             that Relief so lost, used or set
                                             off; and

                                    (ii)     in a case which falls within
                                             paragraph (a) or (b) above and
                                             where the Relief that is the
                                             subject of the loss or which is
                                             used or set off as mentioned in
                                             those paragraphs is a deduction
                                             from or offset against income,
                                             profits or gains, the Tax Liability
                                             shall be, in the case of a Relief
                                             which is used or set off, the
                                             amount of Tax saved thereby and, in
                                             the case of a Relief which is lost,
                                             the amount of Tax which but for
                                             such loss would have been saved by
                                             virtue of the Relief so lost,
                                             ignoring for this purpose the
                                             effect of Reliefs (other than
                                             deductions in computing profits for
                                             the purpose of Tax) arising in
                                             respect of an Event occurring or
                                             period ending after the Completion
                                             Date.

        "TAX RETURN"                means any return, declaration, report, claim
                                    for refund, or information return or
                                    statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TRADE SECRETS"             means all know-how, trade secrets,
                                    Confidential Information, customer lists, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by the Company Group, except for any such item that is generally available to the public.

        "TRADEMARKS"                means registered trademarks, registered
                                    service marks, trademark and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

        "TRANSACTION DOCUMENTS"     means this Agreement, the Employment
                                    Agreements, the Stockholders Agreement and such other documents or agreements executed in connection herewith.

        "TRANSACTIONS"              means the purchase and sale of the Shares,
                                    the issuance of the Buyer Shares and the other transactions contemplated by the
                                    Transaction Documents.

        "UNLIQUIDATED CLAIM"        is defined in Section 10.4(a).

        "US"                        means the United States of America.

        "US$"                       means United States dollars.

        "VAT"                       means value added tax.

        "WARRANTIES"                means the representations and warranties set
                                    out in Sections 4 and 5 (as made by the
                                    Sellers and the Buyer) and Sections 4 and 7
                                    (as made by the Buyer) (references to a
                                    WARRANTY being construed accordingly).

        "WIZARD SARL"               means Wizard Systems SARL, a corporation
                                    organized under the laws of France.

        "WIZARD BV"                 means Wizard Information Systems BV, a
                                    corporation organized under the laws of the Netherlands.

     In this Agreement, unless the context otherwise requires:

     references to any document being in the "AGREED FORM" mean that document in the form agreed and, for the purposes of identification only, signed or initialled by or on behalf of the Sellers and the Buyer;

     words denoting one gender include all other genders and words denoting the singular include the plural and vice versa;

     references to a person include individuals, bodies corporate, unincorporated associations, partnerships, joint ventures and government departments or agencies, and references to any of the same include the others;

     references to a company include any company or other body corporate, wherever incorporated or established; and

     references to the Buyer includes its successors and assignees or transferees.

     References to Sections or Schedules are to clauses of, or schedules to, this Agreement.

     The headings to the Clauses are for convenience only and do not affect the construction or interpretation of this Agreement.

     Any statement which refers to the knowledge, information, belief or awareness of the Sellers or any similar expression is deemed to include an additional statement that it has been made after due and careful consideration and after having made reasonable enquiry of persons having knowledge of the relevant matters including, where appropriate, professional advisers.

     PURCHASE AND SALE OF SHARES

     Purchase and Sale.

     Subject to the terms and conditions of this Agreement, at the Completion (as defined in Section 3.1 below) each Seller agrees to sell, transfer and deliver or cause to be sold, transferred and delivered to the Buyer with full title guarantee all of the Shares hereto and the Buyer agrees to purchase the Shares free and clear of all Encumbrances (whether known about or not) and with each right now or which may at any time become attached to them.

     Each Seller hereby irrevocably waives and undertakes to procure the waiver of all rights of pre-emption and all other restrictions whatsoever on transfer over or in respect of the Shares or any of them to which he may be entitled under the articles of association of the Company or otherwise.

     Purchase Price.

     The total purchase price for the Shares payable to the Sellers equals the sum of:

     US$140,000 (the "CASH PURCHASE PRICE"); and

     the Buyer Shares.

                  (together, the "PURCHASE PRICE").

     The Buyer shall pay the Purchase Price as follows:

                                    delivery at Completion of the Cash Purchase
                                    Price (the "COMPLETION PAYMENT") to the
                                    Sellers in the Respective Amounts;

                                    delivery as soon as reasonably practicable after the Completion Date of a portion of the Buyer Shares in the aggregate amount of:
                                    (a) 220,752 shares of Common Stock and (B)
                                    16,800 shares of Series B Preferred Stock in the Respective Amounts;

                                    delivery of the Performance Portion of the Buyer Shares, if any, in accordance with
                                    Section 2.3 below in the Respective Amounts;
                                    and

                                    delivery of the Retained Portion of the
                                    Buyer Shares, if any, in accordance with
                                    Section 2.4 below in the Respective Amounts.

     The payment of the cash obligations in Section 2.2(b)(i) above shall be made by wire transfer of immediately available funds.

     The Parties agree that the Sellers in their capacity as Directors of the Company have taken advice with respect to this transaction from the Company Group lawyers and accountants for the benefit of the Company and such advice will therefore be to the benefit of the Buyer in future. Certain advice has also been taken with respect to the Sellers' own affairs and this will be to the benefit of both the Company and therefore the Buyer in future and to the Sellers. Therefore the Parties have agreed that the Sellers will pay from their own accounts to the advisors any sum in excess of L.5,250 for legal advice expenses and accountancy and tax advice expenses incurred by the Sellers solely in respect of personal advice relating to the transactions contemplated by this Agreement.

     Performance Portion of the Buyer Shares. The Sellers shall be entitled to receive in the Respective Amounts the Performance Portion of the Buyer Shares in the aggregate of a maximum of: (a) 257,544 shares of the Buyer's Common Stock; and (b) 19,600 shares of the Buyer's Series B Preferred Stock (collectively, the "PERFORMANCE PORTION" of the Buyer Shares) calculated based upon the Company's percentage performance towards achieving its target gross revenue amount of US$2,620,000 for the period from July 1, 2002 to March 31, 2003 (the "TARGET AMOUNT"). The Performance Portion of the Buyer Shares shall be calculated on March 31, 2003 (the "DETERMINATION DATE") and awarded in the Respective Amounts to the Sellers within thirty days following the Determination Date. On the Determination Date, the performance portion shall be calculated as follows:

     for the determination of the Performance Portion of the Buyer Shares payable in shares of Common Stock:

               = X/Y * 257,544 shares of Common Stock

     for the determination of the Performance Portion of the Buyer Shares payable in shares of Preferred Stock:

               = X/Y * 19,600 shares of Preferred Stock

Where



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         X = the actual gross revenue on the Determination Date as determined in good faith by the Board of Directors of the Company; and

         Y = the Target Amount, provided however that the fraction of X/Y shall never be greater than 1.

         The Performance Portion of the Buyer Shares shall be granted in equal installments on each of the first three anniversaries of the Completion Date; and, to the extent not yet granted, shall be forfeited in the event that the Seller's employment with the Company terminates by resignation of such Seller or by way of notice in writing from the Company following a breach or a termination in accordance with section 10 of the relevant Seller's Employment Agreement. For the avoidance of doubt, this will not include termination as a result of redundancy, death, disability or ill health of the Seller or through the Seller reaching retirement age at the age of 65.

     Retained Portion of the Buyer Shares. The Sellers shall be entitled to receive in the Respective Amounts the retained portion of the Buyer Shares in the aggregate of a maximum of: (a) 257,544 shares of the Common Stock; and (b) 19,600 shares of Series B Preferred Stock (collectively, the "RETAINED PORTION OF THE BUYER SHARES") which shall be granted in equal installments on each of the first three anniversaries of the Completion Date and transferred on such anniversary date; and, to the extent not yet granted, shall be forfeited in the event that the Seller's employment with the Company terminates by resignation of such Seller or by way of notice in writing from the Company following a breach or a termination in accordance with section 10 of the relevant Seller's Employment Agreement. For the avoidance of doubt, this will not include termination as a result of redundancy, death, disability or ill health of the Seller or through the Seller reaching retirement age at the age of 65.

     Ungranted Shares. Notwithstanding anything set forth above, all ungranted shares of the Company's Common Stock and Series B Preferred Stock awarded to a Seller as part of the Performance Portion of the Buyer Shares and the Retained Portion of the Buyer Shares shall be forfeited in the event that any of the restrictive provisions set forth in Section 6 hereof and the restrictive provisions in each such Seller's Employment Agreement are breached.

     Sellers Directions as to Shares. The Sellers may direct that any shares due to them hereunder shall be issued, transferred and delivered directly to any of their Affiliates or former stockholders of the Company as the Sellers may nominate from time to time in accordance with the terms and conditions set forth in the Transaction Documents.

     COMPLETION.

     Location, Date. The Completion for the Transactions (the "COMPLETION") shall be held at the offices of Morgan, Lewis & Bockius LLP, 2 Gresham Street, London, England EC2V 7PE, on October 1, 2002. The date on which the Completion occurs is referred to herein as the "COMPLETION DATE."

     Deliveries. At the Completion:

     the Buyer is paying the Cash Purchase Price to the Sellers in accordance with Section 2.2;

     the Buyer is delivering the Stockholders Agreement the Securityholder's Certificate of the Sellers and the former stockholders of the Company, in the forms attached hereto as SCHEDULES H AND I;

     the Sellers are delivering duly executed transfers of the Shares in favour of the Buyer together with the relevant share certificates (or an indemnity in a form satisfactory to the Buyer in the case of any missing certificates);

     the Parties are delivering to each other executed counterparts of the Transaction Documents to the extent that the Parties are intended parties thereto;

     the Company is delivering evidence as set forth in SCHEDULE D in the form and substance satisfactory to the Buyer of the sale and transfer by the Company of all of the issued and outstanding shares of Software Answers to the Sellers;

     the Sellers are delivering to the Buyer the resignations, dated as of the Completion Date, of each officer and director of the Company, except for the Sellers;

     the Sellers are delivering evidence in the form and substance satisfactory to the Buyer as set forth on Parts 1 and 2 of SCHEDULE G of the sale and transfer of 100 of the shares of Wizard SARL to the Company and the ownership by the Company of 100% of issued share capital of Wizard BV;

     the Company is delivering evidence in the form and substance satisfactory to the Buyer as set forth on SCHEDULE C hereto of the transfer of a portion of the Company's stock ownership in Omega First to reduce the total amount of the issued and outstanding capital stock of Omega First owned by the Company to not greater than 19.99%;

     the Sellers are delivering evidence in the form and substance satisfactory to the Buyer as set forth on SCHEDULE E hereto of the Confirmation Agreement;

     the Sellers are delivering evidence in the form and substance satisfactory to the Buyer as set forth on SCHEDULE F hereto of the release of liens on the Assets of Software Answers at or prior to the Completion Date;

     the Sellers are delivering minutes of a board meeting of the Company at which the directors:

     authorise the execution and completion of the Agreement and the Transaction Documents and all such other necessary actions to effectuate the terms and conditions as contemplated in this Agreement and the Transaction Documents;

     approve for registration the transfers of any Shares (subject only to the transfers being subsequently presented duly stamped);

     appoint the persons nominated by the Buyer as directors and secretary of the Company with effect from the end of the board meeting; and

     Parties also are delivering to each other such other documents and instruments specified herein and such other items as may be reasonably requested.

     REPRESENTATIONS AND WARRANTIES OF THE PARTIES RELATING TO THEMSELVES.

          Each Seller hereby represents and warrants, severally and not jointly, as of the date hereof to the Buyer as follows:

     Buyer Shares.

     Such Seller is acquiring the Buyer Shares solely for investment purposes, with no present intention of distributing or reselling any of the Buyer Shares or any interest therein, other than through an authorized stock market or to the offeror of a tendered offer for the Buyer. Such Seller acknowledges that as at the Completion Date the Buyer Shares have not been registered under the Securities Act.

     Such Seller is aware of the applicable limitations under the Securities Act relating to a subsequent sale, transfer, pledge, mortgage, hypothecation, gift, assignment or other encumbrance of the Buyer Shares. Such Seller further acknowledges that the Buyer Shares must be held indefinitely unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

     Such Seller will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the Buyer Shares unless the Buyer Shares are registered under the Securities Act or the Buyer is given an opinion of counsel reasonably acceptable to the Buyer, that such registration is not required under the Securities Act.

     Such Seller realizes that there is no public market for the Buyer Shares, that no market may ever develop for them, and that they have not been approved or disapproved by the SEC, any state securities commission or any other governmental agency.

     Based on any other requests the Seller may have, such Seller acknowledges that the Buyer has provided him or her or his or her adviser with adequate access to financial and other information concerning the Buyer and the Buyer Shares, and that such Seller or his or her adviser has had the opportunity to ask questions of and receive answers from the Buyer concerning the Buyer Shares and to obtain therefrom any additional information necessary to make an informed decision regarding the acquisition of the Buyer Shares.

     Such Seller represents that it or its adviser has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the acquisition of the Buyer Shares.

     Such Seller realizes that the Buyer is relying on the validity of these representations and agreements contained herein and in the other Transaction Documents in issuing the Buyer Shares to the Seller without registration under the Securities Act or any state securities laws, except as set forth in the Transaction Documents.

     Such Seller has been advised that Buyer has timely filed its annual, quarterly and special reports, proxy statements and other information with the SEC, including all such filings as provided to the Sellers in the information statement delivered to the Sellers prior to the date hereof and such Seller has been advised that the Buyer's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

     Authority; Execution and Delivery; Enforceability. The Parties have full power and authority to execute this Agreement and the Transaction Documents to which they are, or are specified to be, a party and to consummate the Transactions and the other transactions contemplated hereby and thereby. The Parties have duly executed and delivered this Agreement and at or prior to Completion will have duly executed and delivered each Transaction Document to which they are, or are specified to be, a party, and this Agreement constitutes, and each Transaction Document to which they are, or are specified to be a party will after Completion constitute, their legal, valid and binding obligations, enforceable against them in accordance with their respective terms.

     No Conflicts; Consents. The execution and delivery by the Parties of this Agreement and of each Transaction Document to which they are a party will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Encumbrance upon any of the material properties or assets of any Party under, any provision of (i) any Contract by which any of their properties or assets are bound or (ii) any Court Order applicable to such Party or its material properties or assets. No consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, any government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY") is required to be obtained or made by or with respect to such Party in connection with the execution, delivery and performance of this Agreement or any Transaction Document or the consummation of the other transactions contemplated hereby and thereby.

     The Shares. Such Seller is the sole legal and beneficial owner of the number of the Shares set forth next to such Seller's name on SCHEDULE A hereto free and clear of all Encumbrances. Assuming each Seller has the full power, right power and authority to be the lawful owner of such Shares, good and valid title to the Shares will pass to the Buyer, free and clear of any Encumbrances, other than those arising from acts of the Buyer or its Affiliates. Other than this Agreement, such Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

   REPRESENTATIONS AND WARRANTIES OF THE SELLERS RELATING TO THE COMPANY GROUP

The Sellers hereby jointly and severally represent and warrant to the Buyer that, save as may be specifically, fully, fairly and accurately disclosed in the Disclosure Letter, the representations and warranties set out in this Section 5 are true and accurate. Notwithstanding the joint and several liability of the Sellers with respect to the representation and warranties set out in Section 5, the maximum aggregate liability of each of the Seller pursuant to this Section 5 shall be limited to the maximum Respective Amount payable to him pursuant to this Agreement.

     Corporate Status. Each Company Group Member is a private limited company duly organized, validly existing, in good standing under the Laws of the jurisdiction in which such corporation was incorporated and has been in continuous existence since incorporation. Each Company Group Member has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each Company Group Member is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary. The Disclosure Letter lists, with respect to each Company Group Member the name, jurisdiction of incorporation, officers and directors and jurisdictions in which the Company is qualified to do business as a foreign corporation. Each Company Group Member has delivered to the Buyer current, correct and complete copies of each Company Group Member's Constitutional Documents which are in full force and effect as of the date hereof.

     Authorization. Each Company Group Member has full corporate power and authority to carry on the Business. Each Company Group Member has full power and authority, including under its Constitutional Documents, to execute and deliver this Agreement and any and all of the respective Transaction Documents to which it is or will at the Completion become a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have respectively been duly authorized by all necessary action.

     Consents and Approvals. There are no Consents or approvals required for the execution and delivery by any Company Group Member of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions performed or to be performed by any Company Group Member, will require any filing, Consent, renegotiation or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which any Company Group Member is subject, (b) the Constitutional Documents or bylaws of any Company Group Member or (c) any Contract, Permit or other document to which any Company Group Member is a party or by which the properties or other assets of any Company Group Member may be subject.

     Capitalization and Share Ownership.

     The total authorized share capital of the Company is 10,000,000 ordinary shares of L.0.10 each, 1,175,000 of which are issued and outstanding on the date hereof . The total capital stock of Wizard SARL is 50,000 shares of FF1 each all of which are issued and outstanding on the date hereof. The total authorized capital stock of the Wizard BV is 900 ordinary shares of Euro 100 each, 180 shares of which are issued and outstanding on the date hereof. The total authorized share capital of Omega First is 62,000 shares of L.1.00 each 62,000 shares of which are issued and outstanding on the date hereof and 12,000 shares of which are owned by the Company. There are no shares, equity securities, options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of any Company Group Member. All of the shares of each Company Group Member are duly and validly authorized and issued, fully paid and non-assessable. Each Company Group Member has complied with all applicable Laws in connection with the issuance of its shares, and none of such shares were issued in violation of any Contract binding upon any Company Group Member or any of their Affiliates. No Company Group Member has any outstanding loan capital and there is no agreement, arrangement or option under which any Person may now or at any time call for the creation, allotment, issue, sale or transfer of any loan or share capital of a Company Group Member to be put under option.

     No Company Group Member owns, directly or indirectly, any share capital, membership interest, partnership interest, joint venture interest or other equity interest in any Person except as referred to herein.

     Accounts

               GENERAL

     The Accounts have been prepared and audited on a proper and consistent basis in accordance with all applicable laws and accounting standards, principles, practices, policies and conventions generally accepted in the jurisdiction of incorporation.

     The Accounts have been prepared on bases consistent with the same bases applied in the corresponding accounts for the preceding three financial years (or for the period since the date of its incorporation where any Company Group Member has traded for less than three years).

     The Accounts show a true and fair view of the assets, liabilities and state of affairs of each Company Group Member, and of the profits and losses of each Company Group Member for the financial period ended on, the Accounts Date.

     No Company Group Member is, or has during the five year period ended on the Accounts Date been a party to any agreement, arrangement or transaction pursuant to which each Company Group Member is or was entitled to receive a financial advantage, or is or was obliged to incur or bear any costs, liabilities (contingent or otherwise), risks or other expenditure of any nature (including, without limitation, any "off balance sheet" financing arrangements) which is not fully reflected in the Accounts or has not been fully reflected in such Company Group Member's accounts for any relevant period.

               CONTENT OF ACCOUNTS

     The Accounts of each Company Group Member include:

                                    all fixed assets valued at cost less
                                    depreciation since the date of acquisition or current market value, if lower;

                                    all stock (including raw materials and work in progress) valued at the lower of cost and net realisable value and the Accounts do not attribute any value to any obsolete, redundant or excess stock or to any non-recoverable work in progress;

                                    all slow moving stock and damaged stock at an appropriate written down value;

                                    all investments valued at the lower of cost and net realisable value after making full and proper provision for diminution in value;

                                    all debtors, prepayments and other current assets valued at the lower of cost and net realisable value after making full and proper provision for all bad debts and doubtful debts and all other amounts considered to be irrecoverable;

                                    all liabilities and all capital and
                                    financial commitments (whether actual,
                                    deferred, contingent, quantified, known or unknown, disputed or otherwise and whether of an occasional or seasonal nature) for which it is, or may become, liable up to and including the Accounts Date, and the Accounts make full and proper provision or reserve for all such liabilities and commitments;

                                    all Taxes which have been or may be assessed on each Company Group Member or for which it is, or may become, liable up to and including the Accounts Date (whether actual, deferred, contingent, quantified, disputed or otherwise) and the Accounts make full and proper provision for all Taxes, and for all contingent or deferred liability to Taxes, up to and including the Accounts Date; and

                                    in the notes full details of any other
                                    assets or liabilities included in the
                                    Accounts.

                  DEPRECIATION

         The bases and rates of depreciation and amortisation used in the Accounts of each Company Group Member and for the preceding three financial years (or for the period since the date of such Company Group Member's incorporation where it has not traded for three financial years) are sufficient to ensure that each fixed asset of each Company Group Member will be written down to nil by the end of its useful life.

                  TREND OF PROFITS

         The results shown by the Accounts of each Company Group Member for each of the preceding three financial years, where such Company Group Member has traded, have not been affected (except as disclosed in those accounts or in the Disclosure Letter or which arises solely as a result of market conditions generally affecting the sector in which the Company Group generates its business as a whole) by any extraordinary, exceptional or non-recurring item, or by any transaction of an unusual nature or entered into otherwise than on normal commercial terms, or by any other factor rendering the profit or loss for all or part of any period covered by those accounts unusually high or low.

                  ACCOUNTING RECORDS

         All proper and necessary books of account, ledgers, registers and records have been fully, properly and accurately kept and completed by each Company Group Member and accurately present and reflect (in accordance with all applicable laws and accounting standards, principles, practices, policies and conventions generally accepted in such Company Group Member's jurisdiction of incorporation) the assets and liabilities (actual and contingent) of each Company Group Member and all transactions to which it has been a party and each Company Group Member has operated adequate systems of financial control in relation to its book keeping.

         All of the books of account, ledgers, registers, records, data, systems, controls and other information of each Company Group Member (recorded, stored, maintained operated or held in whatever form or by whatever means) (and including all means of access to all such information) are owned exclusively by, and are in the possession of or under the direct control of that Company Group Member.

         SINCE THE ACCOUNTS DATE

         Since the Accounts Date, save as specifically disclosed in the Disclosure Letter:

                                    each Company Group Member has carried on its business in the ordinary and usual course and in the same manner (as to nature, scope and method) as in the past so as to maintain it as a going concern;

                                    there has been no adverse change in the
                                    financial or trading position or prospects of the Company Group Member;

                                    there has been no reduction in the monthly turnover (in terms of volume or value) or gross or net profit margins of any Company Group Member's business (or any material part of that business) as compared with such rates of turnover and profitability for the corresponding months in the financial year ended on the Accounts Date;

                                    there has been no material change in the assets or liabilities (including contingent liabilities) shown in the Accounts and there has been no reduction in the value of the net tangible assets of any Company Group Member on the basis of the valuations used in the Accounts;

                                    there has been no material change in the level of the stock (including raw materials and work in progress) of Company Group Members and the current level of stock is adequate for each Company Group Member's present requirements;

                                    no items of stock included in the Accounts have been disposed of for less than their value as stated in the Accounts or now have a net realisable value of less than their value as stated in the Accounts;

                                    no Company Group Member has other than in the ordinary and usual course of its business and for full value:

                                            acquired or disposed of, or agreed
                                            to acquire or dispose of, any
                                            business or asset; or

                                            incurred or assumed, or agreed to
                                            incur or assume, any liability
                                            (actual or contingent) or expense;

                                    no Company Group Member has made or agreed to make any payment or entered into or agreed to enter into any agreement, arrangement or transaction otherwise than in the ordinary and usual course of trading and for full value;

                                    no Company Group Member has incurred, or agreed to incur, any management, consultancy or similar charges;

                                    no Company Group Member has entered into, or agreed to enter into, any commitments involving capital expenditure exceeding L.10,000 in the aggregate;

                                    no debt or other receivable of a Company
                                    Group Member has been written off, provided against (in whole or in part), subordinated, discounted, factored or sold (or in any such case, agreed so to be), and there is no indication that any debt or other receivable now owing to a Company Group Member is bad or doubtful (except to the extent reserved for on such Company Group Member's financial statements dated as of the Accounts Date);

                                    all book debts shown in the Accounts have been realised for an aggregate sum being not less than that shown in the Accounts and no provision or reserve included in the Accounts has proved to any extent to be inadequate and there are no matters or circumstances which indicate that such provision or reserve may prove to be inadequate;

                                    no Company Group Member has borrowed or
                                    lent, or agreed to borrow or lend, any money and no share or loan capital has been, or agreed to be, created, issued, allotted, redeemed, purchased or repaid by any Company Group Member;

                                    no Company Group Member's business has been adversely affected by the loss of, or change in terms of business with, (whether before or after the Accounts Date) any contract or customer or supplier or by any other factor not affecting similar businesses and the Sellers are not aware of any matters or circumstances which may have an adverse effect on any Company Group Member's business;

                                    no Company Group Member has declared, made or paid a dividend or distribution (within the meaning of the Taxes Act) except as provided in the Accounts; and

                                    neither the members of any Company Group
                                    Member nor any class of them, has passed any resolution.

                  MANAGEMENT ACCOUNTS

         The Management Accounts have been prepared in a consistent manner and on a basis consistent with that upon which the Accounts (and all management accounts for each Company Group Member for the preceding twenty-four months where applicable) were prepared.

         So far as the Sellers are aware, the Management Accounts give a true and fair view of the revenues and expenses of each Company Group Member's affairs and of the results as at the date of such statement and are not misleading in any material respect.

         Title to Assets and Related Matters. The Company Group has good and marketable title to, valid leasehold interests in or valid licenses to use, all of the Assets reflected on the Company Balance Sheet, free from any Encumbrances. Such use does not encroach on the property or rights of anyone else. All Real Property of the Company Group and tangible personal property included in the Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted.

         Property. The Disclosure Letter accurately describes all property used in the operation of the Business as well as any other property possessed or leased by the Company Group and the improvements (including buildings and other structures) located on such property (collectively, the "REAL PROPERTY"), and lists any leases under which any such Real Property is possessed (each a "LEASE" and collectively, the "LEASES").

         (a) Each Company Group Member has where so required in its possession and control or unconditionally held to its order all the properly constituted and stamped original documents of title and other documents and papers relating to the Real Property.

         (b) There are no outstanding actions, disputes, claims or demands between any Company Group Member and any third party affecting the Real Property.

         (c) There is no outstanding notice or order (statutory or otherwise) relating to the Real Property or any business carried on at, or the use of, the Real Property. There are no planning, development or road proposals within the vicinity of the Real Property which might affect the Real Property, or the business carried on at, the Real Property. There are no circumstances likely to lead to any such notices, orders or proposals being issued or made.

         (d) All payments of rent and other sums due under the Lease have been made to date.

         (e) Declared alterations have been made to the Real Property at the expense of any Company Group Member with all necessary consents and approvals as set forth in the Disclosure Letter.

         (f) The Company has not released any person from its obligation as landlord under the Lease whether pursuant to Section 6 or 7 of the Landlord and Tenant (Covenants) Act 1995 (hereinafter referred to as the "1995 ACT") or otherwise nor has the Company received any application from any such person for any such release.

         (g) The Company has no existing or contingent liabilities (whether as original tenant, subsequent assignee, or guarantor) (including, but not limited, to any guarantee given pursuant to an authorised guarantee agreement, as defined in the 1995 Act, or otherwise) in respect of any properties previously occupied by it or in which it owned or held any interest including, without limitation, leasehold premises assigned or otherwise disposed of.

         (h) There is no outstanding liability for dilapidations as a result of a breach of the repairing covenants, save normal obligations to refurbish the Property on lease expiry to the original condition.

     Environmental Matters. Each Company Group Member has complied with and the Sellers are not aware of any previous breach of any legislation relating to Environmental Law and neither any of the Company Group Members nor the Sellers is aware of or involved in any actions, claims or proceedings (whether actual or potential) in relation to such matters.

     Intellectual Property.

     The Company Group owns exclusively or has the right to use all Intellectual Property and commercially available shrink-wrapped software that is material to the operation of the Business as operated by the Sellers ("OWNED INTELLECTUAL PROPERTY", "LICENSED INTELLECTUAL PROPERTY" or "SHRINK-WRAPPED SOFTWARE", as applicable). The Disclosure Letter sets forth a true and complete list of all, excepting shrink-wrapped licensed PC applications software, registered Patents and patent applications, common law trademarks, Trademarks and trademark applications Owned Intellectual Property, Licensed Intellectual Property and Shrink-Wrapped Software owned by the Company Group and used in or held for use applications by the Business and also sets forth a true and complete list of all licenses of Intellectual Property to the Company Group used in or held for use by the Business and licenses of Intellectual Property by the Sellers or the Company Group to third parties that are material to the Business. The Owned Intellectual Property, the Licensed Intellectual Property and (except as would not have a Material Adverse Effect) Shrink-Wrapped Software collectively constitute all of the Intellectual Property necessary for the continued operation of the Business.

     Except for such infringements as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Intellectual Property does not infringe upon the Intellectual Property rights of any third party; and (ii) no written claim has been asserted on the Sellers or the Company Group Members which is currently pending or, to the knowledge of the Sellers, threatened that the use of such Intellectual Property in a manner consistent with past practice does or may infringe upon the Intellectual Property rights of any third party.

     The Company Group Members are the exclusive owners of the entire right, title and interest in and to all Intellectual Property and are entitled to use all Owned Intellectual Property, Licensed Intellectual Property and Shrink-Wrapped Software in the continued operation of the Business in a manner consistent in all material respects with past practice.

     To the Sellers knowledge, the Sellers confirm that where Owned Intellectual Property was developed by an employee in the course of employment no payment of compensation under the Patents Act 1977 is due or payable.

     Where any Owned Intellectual Property was developed by individuals other than employees of any Company Group Member, the Sellers have obtained written assignments to all assignable rights in such works.

     So far as the Sellers are aware, no Person is engaging in any activity that infringes upon the Intellectual Property of any Company Group Member. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property, Licensed Intellectual Property or Shrink-Wrapped Software.

     Neither of the Sellers nor any Company Group Member is in breach of, or default under, any material term of any license or sublicense of the Licensed Intellectual Property or Shrink-Wrapped Software.

     The computer system material to the Business being the system comprising each Company Group Member's hardware, any and all software, third-party software and Shrink-Wrapped Software (the "COMPUTER SYSTEM") has not during the twelve months prior to the date of this Agreement, materially failed whether by reason of programming or coding errors, equipment breakdown or for any reason such as to cause a Material Adverse Effect.

     The Disclosure Letter contains an accurate and comprehensive list of software relating to the Computer System in relation to which the Company and/or the Company Group is entitled to access source code under third party escrow agreements, excluding shrink-wrap licensed PC applications software.

     Accounts Receivable. The Accounts Receivable of each Company Group Member as set forth on the Company Balance Sheet are bona fide Accounts Receivable created in the ordinary course of business. Except for Accounts Receivable for which reserves have been established as set forth on the Company Balance Sheet, all of the Accounts Receivable are fully collectible within 90 days from the respective dates of sale. The Sellers know of no facts or circumstances (other than general economic conditions) that are likely to result in any material decrease in the ability to collect such Accounts Receivable in excess of any reserves therefor set forth on the Company Balance Sheet.

     Taxes

     Since the Accounts Date save as specifically set out in the Disclosure
Letter:

                                    no Company Group Member has been involved in any transaction which has given or may give rise to a liability to Tax on any Company Group Member (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the Company Group Member concerned arising from transactions entered into by it in the ordinary course of business;

                                    except as disclosed in the Disclosure
                                    Letter, no payment has been made by any
                                    Company Group Member which will not be
                                    deductible for the purposes of corporation
                                    Tax (or any corresponding Tax on profits in any relevant foreign jurisdiction), either in computing the profits of that Company Group Member or in computing the corporation Tax or corresponding Tax chargeable on it;

                                    no disposal has taken place or other event occurred which has or may have the effect of crystallising a liability to Tax which, if such disposal or Event had been planned or predicted at the Accounts Date, should have been reflected in the provision for deferred tax contained in the Company Balance Sheet; and

                                    no Event has occurred which has or may have the effect of prejudicing any Relief taken into account in computing or eliminating the provision for deferred Tax contained in the Company Balance Sheet.

     Save as specifically set out in the Disclosure Letter, each Company Group Member has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant Governmental Entities and has maintained all records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Sellers are aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised, by any Governmental Entity.

     Save as specifically set out in the Disclosure Letter, no Company Group Member is involved in any current dispute with any Governmental Entity or is or has in the last six years been the subject of any investigation, audit or non-routine visit by any Governmental Entity. So far as the Sellers are aware in relation to each Company Group Member there is no planned investigation, audit or non-routine visit by any Governmental Entity and there are no facts which might cause such an investigation, audit or non-routine visit to be instituted.

     Save as specifically set out in the Disclosure Letter, within the past six years or since their respective dates of incorporation, no Company Group Member nor any director or officer of any Company Group Member (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any Governmental Entity, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Governmental Entity, or any failure to keep or preserve any records or to pay Tax on the due date for payment).

     In relation to each Company Group Member, the Disclosure Letter gives full details of:

                                    all assessments to Tax made by any
                                    Governmental Entity, and any determinations or directions made by any Governmental Entity of or in relation to amounts of Tax or relevant to the calculation of Tax, which are subject to appeal or have otherwise not become final at the date hereof;

                                    all payments of Tax, and claims for
                                    Repayment of Tax, made in respect of any period where the amount of the Tax in question has not been finally agreed or otherwise determined;

                                    all determinations made under Section 41A of the Taxes Management Act 1970; and

                                    all directions reducing any amounts so
                                    determined, pursuant to Section 41B of that Act.

     The Company is not a large company within the meaning of Regulation 3 of The Corporation Tax (Instalment Payments) Regulations 1998.

     The Disclosure Letter gives details of the rights of each Company Group Member which have not, at the time of Completion, been exercised, to make any claim for Relief or any election for a basis or method of Tax or type of Relief and any rights to make an appeal against an assessment or an application for postponement of any Tax.

     Each Company Group Member has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Governmental Entity in respect of such deductions or retentions.

     No Company Group Member is liable for any Tax as the agent of any other person or business, or constitutes a permanent establishment of any other person, business or enterprise for any Tax Purpose.

     All National Insurance contributions and sums payable to the Inland Revenue under the P.A.Y.E. system and any amounts of a corresponding nature payable to any foreign Governmental Entity due and payable by any Company Group Member up to the date hereof have been paid and each Company Group Member has made all such deductions and retentions as should have been made under Section 203 to 203J of the Taxes Act and all regulations made thereunder or under any comparable laws or regulations of any relevant foreign jurisdiction.

     So far as the Sellers are aware, if each Company Group Member disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Company Balance Sheet to a person not connected with it and by way of bargain at arm's length, no liability to Tax would arise by reference to any actual or deemed gain and no Company Group Member has acquired any such asset (otherwise than from another Company Group Member) except by way of bargain at arm's length and from an unconnected person.

     So far as the Sellers are aware, if each Company Group Member disposed of each of its assets, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge or corresponding Tax would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Company Balance Sheet, no balancing charge (or corresponding Tax of any relevant foreign jurisdiction) would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances (or corresponding legislation of the relevant foreign jurisdiction).

     There has been no change in the ownership of any Company Group Member nor any major change in the nature or conduct of any trade or business carried on by any Company Group Member nor has any other Event or series of Events occurred before Completion (including a significant increase in the amount of any Company Group Member capital) which might cause the disallowance of the carry forward or back of losses or expenses of management or excess charges.

     No Company Group Member has made any transfers of value within Section 94 of the Inheritance Tax Act 1984.

     No Company Group Member is, nor has at any time been a close investment holding company as defined in Section 13A of the Taxes Act.

     No Company Group Member has (made any loans to participators and associates).

     No Company Group Member has issued a relevant discounted security to which paragraph 18 of Schedule 9 to the Finance Act 1996 (Discounted securities of close companies) may apply.

     Each Company Group Member is and has at all times been resident, for Tax purposes, in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). No Company Group Member is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

     All transactions between any Company Group Member have been in good faith and the Sellers consider that they are on fully arm's length terms. So far as the Sellers are aware, there are no known circumstances which could cause any Governmental Entity to make any adjustment for tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

     Without prejudice to the generality of the preceding paragraph, no Company Group Member is or in good faith expects to be treated as thinly capitalised for any tax purpose. So far as the Sellers are aware, there are no circumstances which could cause any Governmental Entity to deny relief for interest paid by any Company Group Member, and no such relief has been denied in fact.

     For the purposes of this paragraph (u) the expression "VAT LEGISLATION" shall include the Value Added Tax Act 1994 and all other enactments in relation to value added tax and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with H.M. Commissioners of Customs and Excise or any concession referred to in the Disclosure Letter. This paragraph (u) shall apply, with appropriate modifications, to any equivalent sales or turnover tax in any jurisdiction other than the UK to which any Company Group Member is subject.

                    In relation to each Company Group Member:

     it is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT Legislation;

     such registration is not subject to any conditions imposed by or agreed with H.M. Customs and Excise it has complied fully with and observed in all material respects the terms of VAT Legislation;

     it has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT Legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT Legislation;

     it obtains credit for all input tax paid or suffered by it;

     it is not and has not been treated as a member of a group for the purposes of VAT Legislation, and has not applied for such treatment;

     it is not required to make payments on account of value added tax for which it may become liable in a prescribed accounting period (pursuant to the Value Added Tax (Payments on Account) Order 1993); and

     it is not and has not been subject under VAT legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

     In respect of each of the assets of each Company Group Member (if any) which is a capital item for the purpose of Part XV of the Value Added Tax Regulations 1995, the Disclosure Letter sets out accurately:

                         (i) the capital item affected;

     the amount of the total input tax (within the meaning of the said Regulations) which is subject to adjustment;

     the percentage of that input tax which was reclaimable on the capital item in the first interval applicable to it and any adjustments made or to be made having regard to events occurred up to the date hereof;

     the date of acquisition of the capital item and the number of intervals in the adjustment period remaining from the date of this Agreement; and
     full particulars of all matters to date relevant in determining any adjustments.

     All documents in the possession or under the control of each Company Group Member or to the production of which any Company Group Member is entitled which establish or are necessary to establish the title of any Company Group Member to any asset, or by virtue of which any Company Group Member has any right, have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

     All duties, fees and penalties payable in respect of the capital of each Company Group Member (including any premium over nominal value at which any share was issued) have been duly accounted for and paid, and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

     Legal Proceedings and Compliance with Law.

     There is no Proceeding that is pending or, to the Seller's knowledge, threatened against or related to any Company Group Member. There has been no Default under any Laws applicable to any Company Group Member, including Environmental Laws, and no Company Group Member has received any notices from any governmental entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable to any Seller with respect to the Company Group.

     Without limiting the generality of Section 5.13(a) above, there has not been any Environmental Condition (i) at the premises at which the Business has been conducted by any Company Group Member or any predecessor thereof, (ii) at any property owned, leased, occupied or operated at any time by the Company Group, any Affiliate of the Company Group or any predecessor of any of them, or
(iii) at any property at which Hazardous Substances have been deposited or disposed by, from or at the behest or direction of the Company Group, any Affiliate of the Company Group or any predecessor of any of them, nor has the Seller received written notice of any such Environmental Condition.

     There are no written reports, studies or assessments in the possession or control of the Company Group or any Affiliate thereof that relate to any Environmental Condition.

     There are no Permits that are required for the complete operation of the Business as currently operated.

     The occupancies and uses of the Real Property, as well as the development, construction, management, maintenance, servicing and operation of the Real Property, comply with all applicable Laws and are not in violation of any thereof; and all certificate(s) of occupancy and all other Permits required by applicable Law for the proper use and operation of the Real Property are in full force and effect. All approvals, consents, Permits, utility installations and connections required for the development, construction, maintenance, operation and servicing of the Real Property have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefore have been fully paid. None of Sellers has received written or oral notice of, and do not otherwise have knowledge of, any violations, Proceedings or judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other laws or regulations, against, or with respect to, the Real Property.

     The Company has not registered as a data user under the Data Protection Act 1998 (the "DPA") but has complied with the data protection principles set out therein and no individual has claimed or will have a right to claim compensation from the Sellers or the UK Company under the DPA.

     Contracts.

     The Disclosure Letter lists all outstanding Contracts (excepting sales contracts of USDATA licensed software sold to USDATA clients) of the following types to which a Company Group Member is a party or by which it is bound, except for any Contract that may be terminated by a Company Group Member on less than 30 days' notice without any Liability as of the Completion Date:

                                    Contracts with any present or former
                                    shareholder, director, officer, employee, partner or consultant of the Company Group or Affiliate thereof, including all employment agreements, consulting agreements or collective bargaining agreements;

                                    Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, that involve an amount in excess of L.5,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of L.5,000 with respect to any one supplier or other party;

                                    Contracts to sell or supply products or to perform services that involve an amount in excess of L.25,000 in any individual case;

                                    Contracts to lease to or to operate for any other party any Asset that involve an amount in excess of L.5,000 in any individual case;

                                    Any license, franchise, distributorship or sales agency agreement or other similar agreements, including those that relate in whole or in part to any software, technical assistance or other know-how used in the past 24 months;

                                    Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other

                                    Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, Sellers or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any Person or other legal entity;

                                    Contracts for any capital expenditure or leasehold improvement in excess of L.10,000 in the aggregate;

                                    Any Contract under which a Company Group
                                    Member has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company) in any case, which, individually, is in excess of L.10,000;

                                    Any Contracts under which any Encumbrance exists with respect to any Assets; and

                                    Any other Contracts (other than those
                                    described in any of (i) through (ix) above) not made in the ordinary course of business.

     All Contracts required to be listed in the Disclosure Letter (the "COMPANY CONTRACTS") are valid, binding and in full force and effect and are enforceable by the relevant Company Group Member in accordance with their terms. If requested by Buyer, the Sellers shall deliver to the Buyer complete and correct copies of all such Company Contracts, together with all amendments thereto.

     No Company Group Member is in Default under any Company Contract, where such Default could result in a Liability on the part of the Company Group in excess of L.2,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed L.5,000. The Company Group has not received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Company Contract.

     Insurance. The Disclosure Letter lists all policies or binders of insurance held by or on behalf of the Company Group, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the categories of risks insured (per the policy), the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Sellers.

     Employee Relations. Each Company Group Member, save as set forth in the Disclosure Letter, (a) is not a party to, involved in or, to Seller's knowledge, threatened by any labour dispute or unfair labour practice charge, (b) is not currently negotiating any collective bargaining agreement, and (c) has not made arrangements with any labor union or employee association or made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements. The Company Group has not experienced any work stoppage during the last three years. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent (a) holds bargaining rights with respect to the Company Group's employees by way of certification, interim certification, voluntary recognition, designation or successor rights or
(b) has applied to be certified as the bargaining agent of the Company Group's employees. The Sellers have delivered to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees of each Company Group Member.

     UK Pensions Arrangements.

         (a) Save as described in employee conditions of employment for current employees and National Insurance regulations and except as disclosed in the Disclosure Letter, there is no claim for nor is the Company under any legal obligation to pay or contribute towards any pension, death, ill-health or disability benefits or make any other payment after death or retirement or in respect of disability or otherwise to provide "relevant benefits" within the meaning of Section 612 of the Taxes Act to or in respect of any employee or any officer or employee or their dependencies and no proposal or announcement has been made to any such person about the introduction, continuance, increase or improvement of or the payment of a contribution towards any other pension, death, ill-health or disability benefit (a "PENSION SCHEME").

         (b) The Pension Scheme of the Company is a "Group Personal Pension Plan" providing cash purchases of benefit and not "final salary" benefits provided and administered by Gartmore and the documentation for which has been delivered to the Buyer.

         (c) All contributions to the Pension Scheme of the Company which are payable by the Company in respect of those employees who are members of a Pension Scheme and all contributions deducted from the pay of such employees have been duly and promptly passed to the trustees of such Pension Scheme.

         (d) The information provided to the Buyer regarding those employees that are members of a Pension Scheme and all data and documentation regarding a Pension Scheme that has been supplied to the Purchaser and/or its advisers are true and up to date in all material respects and contain no material omissions.

         (e) All contributions, insurance premiums, taxes and expenses due to and in respect of a Pension Scheme by the Company have been duly paid (and where applicable within the time limit prescribed under Section 49(8) of the Pensions Act 1995)
and there are no such liabilities outstanding in respect of such Pension Scheme at the date of this Agreement.

         (f) Neither the Sellers nor the Company has received written notice that any claims or complaints or reports to the Occupational Pensions Regulatory Authority have been made or are pending or threatened in respect of the provision of (or failure to provide) pension, lump sum, death, ill-health, disability or accident benefits by the Company and, so far as each Seller is aware, there is no fact or circumstance likely to give rise to such claims, complaints or reports.

         (g) The Company is not making and has not regularly made any ex gratia non-contractual payments to any past or present officer or employee or any of their dependents.

     Corporate Records. The statutory registers of each Company Group Member contain complete, correct and current copies of its Constitutional Documents and of all minutes of meetings, resolutions and other proceedings of its board of directors and shareholders. Statutory registers of the Company are complete, correct and current.

     Absence of Certain Changes. Except as set forth in the Disclosure Letter and as contemplated by this Agreement, since the Accounts Date, the Business has been conducted in the ordinary course and there has not been:

     any material adverse change in the Assets, the operations, prospects or condition (financial or otherwise) of the Business or each Company Group Member's Liabilities;

     any distribution or payment declared or made in respect of capital stock by way of dividends, purchase or redemption of shares or otherwise;

     any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

     any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

     other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

     any payments to any Seller or to any Affiliate thereof, other than wages and reimbursements in accordance with past practices;

     any change or amendment to any Company Group Member's Constitutional Documents;

     any sale, issuance or acquisition of equity securities or other securities or any grant of options, warrants, calls or commitments of any kind with respect thereto; or
     any borrowings or incurrence of debt, or assumption of any additional Liabilities or Encumbrances save normal variation in overdraft usage due to fluctuations arising in the normal course of business;

     any sale of any marketable securities owned by the Company Group; or

     any other change that may have a Material Adverse Effect.

     Previous Sales; Warranties. Neither the Sellers nor a Company Group Member believe they breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with past practice of the Business.

     Customers and Suppliers. Each Company Group Member has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of its customers and suppliers. The Disclosure Letter contains a list of the names of each of the ten customers that, in the aggregate, for the three years ending December 31, 1999, 2000 and 2001, were the largest volume customers of products or services, or both, sold by any Company Group Member. None of such customers has given the Sellers nor any Company Group Member notice terminating, cancelling or threatening to terminate or cancel any Contract or relationship with any Company Group Member except as may be noted on such list. The Disclosure Letter also contains a list of the five suppliers of any Company Group Member that, in the aggregate, for the years ending December 31, 1999, 2000 and 2001, were the largest dollar volume suppliers of supplies used by the each such Company Group Member. None of such suppliers has given any Company Group Member notice terminating, cancelling or threatening to terminate or cancel any Contract or relationship with any Company Group Member.

     Propriety of Past Payments. No shareholders, employees, officers or directors of a Company Group Member has made, offered, accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value in respect of the Business or the Assets.

     Finder's Fees. No Person retained by any Seller or any Company Group Member is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     Additional Information. The Disclosure Letter accurately lists the following:

     the names and addresses of every bank or other financial institution in which any Company Group Member maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

     the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the applicable Company Group Member;

     the names of any Persons holding powers of attorney from the Company Group and a summary statement of the terms thereof; and

     all names under which the Company Group has conducted any part of the Business or that it has otherwise used at any time during the past five years.

     Accuracy of Information. No representation or warranty by any Seller in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of any Seller to the Buyer, in connection with the Transactions, including the Accounts, Company Balance Sheet and the Disclosure Letter and Schedules attached hereto, knowingly contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

     COVENANTS OF SELLERS AND THE COMPANY GROUP

     Non-Competition. Each Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Buyer would not have entered into this Agreement absent the provisions of this Section 6.1 and, therefore, for the period ending on the fourth anniversary of the Completion Date, such Seller shall not, directly or indirectly:

     engage in activities or businesses, or establish any new businesses, in any country and/or place in the world where the Company was engaged in the research, development, distribution, sale or supply of products that are in competition with the Company ("COMPETITIVE ACTIVITIES"), including (i) selling goods or services of the type sold by the Company, (ii) soliciting any customer or prospective customer of the Company to purchase the goods or services sold by the Company, from anyone other than Buyer and its Subsidiaries, and (iii) owning, directly or indirectly, an economic interest in any business engaged in Competitive Activities (iv) assisting any person in any way to do, or attempt to do, anything prohibited by clause (i) or (ii) above;

     perform any action, activity or course of conduct that is substantially detrimental to the Business of the Company or business reputation, including (i) soliciting, recruiting or hiring any employee of the Company or person who has worked for the Company, (ii) soliciting or encouraging any employee of the Company to leave the employment of the Company and (iii) disclosing or furnishing to anyone any confidential information relating to any of the Company or otherwise using such confidential information for its own benefit or the benefit of any other person;

     Section 6.1(a) shall be deemed not breached as a result of the ownership by any Seller of less than an aggregate of 5% of any class of shares of a person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange; and

     Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Section 10 and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section

6.1. Buyer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

     Confidentiality. Each Seller recognizes and acknowledges that, by reason of his involvement with or employment in the Business, he has had access to Trade Secrets relating to the Business. Each Seller acknowledges that such Trade Secrets are a valuable and unique asset and covenants that, prior to the Completion and indefinitely thereafter, no Seller shall divulge, communicate or use in any way any such Trade Secrets for any reason whatsoever, unless such information: (a) is in the public domain through no wrongful act of such Seller;
(b) has been rightfully received from a third party without restriction and without breach of this Agreement; or (c) except as may be required to be disclosed by applicable Law (in which event prompt notice of the same shall be given to the Buyer and all efforts shall be made in cooperation with the Buyer to limit such disclosure).

     The terms of this Section 6.2 shall apply to each Seller and to any other Person controlled by any Seller to the same extent as if he were a party hereto, and each such Seller shall take whatever actions may be necessary to cause any such Seller or Affiliate to adhere to the terms of this Section 6.2.

     In the event of any breach or threatened breach by any Seller of any provision of Section 6.2, the Buyer shall be entitled to injunctive or other equitable relief, to restrain such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Seller under Section 6.2. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

     Records. On the Completion Date, each Seller shall deliver or cause to be delivered to Buyer at the premises all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium, if any, in the possession of such Seller relating to the Business.

     Public Announcements. The Sellers shall consult with the Buyer before issuing any press release or making any public statement with respect to this Agreement and the Transaction, and, except as may be required by applicable Law, none of the Sellers or the Company Group shall issue any such press release or make any such public statement without the prior written consent of the Buyer.

     REPRESENTATIONS AND WARRANTIES OF THE BUYER.

          The Buyer hereby represents and warrants to the Sellers as follows:

     Corporate Status. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business as a foreign corporation in any jurisdiction where such corporation is required to be so qualified to avoid liability or disadvantage. The Buyer has delivered to the Sellers current, correct and complete copies of the Buyer's Constitutional Documents and bylaws, all of which are in full force and effect as of the date hereof.

     Authorization. The Buyer has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by the Buyer has been duly authorized by all necessary corporate action. The Transaction Documents executed and delivered by the Buyer as of the date hereof have been duly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms. Each Transaction Document to be executed and delivered by the Buyer after the date hereof will have been duly executed and delivered by the Buyer and will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     Consents and Approvals. Neither the execution and delivery by the Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions by the Buyer, will require any filing, consent or approval or constitute a Default under (a) any Law or Court Order to which the Buyer is subject, (b) the Constitutional Documents of the Buyer or (c) any Contract, Government Permit or other document to which the Buyer is a party or by which the properties or other assets of the Buyer may be subject.

     COVENANTS OF THE BUYER

     Public Announcements. The Buyer shall consult with the Sellers before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law, the Buyer shall not issue any such press release or make any such public statement without the prior written consent of the Sellers.

     Registration of Buyer Shares. The Buyer shall deliver the initial Buyer Shares to the Sellers as soon as reasonably practicable after the Completion Date and shall cause to be registered only those the initial Buyer Shares consisting of either Common Stock or shares of Series B Preferred Stock converted into Common Stock as soon as reasonably practicable after the Completion Date. Upon the granting, if any, of all or any portion of the Performance Portion of the Buyer Shares and the Retained Portion of the Buyer Shares, the Company shall issue and shall cause to be registered only those initial Buyer Shares consisting of either Common Stock or shares of Series B Preferred Stock converted into Common Stock as soon as reasonably practicable. The certificate evidencing the Buyers Shares payable to the Seller in consideration of the Buyer Shares may bear the following legends:

                    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT UNDER SUCH ACT IN EFFECT WITH RESPECT TO SUCH SECURITIES OR AN EXEMPTION FROM REGISTRATION."

                    "THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

     TAX MATTERS

     The Sellers jointly and severally agree to pay to the Buyer an amount equal to any Tax Liability arising in respect of, by reference to or in consequence of:

     any income, profits or gains earned, accrued or received on or before the Completion Date; and

     any Event which occurs or occurred on or before the Completion Date.

     No liability shall arise to the Sellers under Section 9.1 above to the extent that either provision has been made for the relevant Taxes in the Company Balance Sheet or the Tax arises in the ordinary course of business between the Accounts Date and the Completion Date.

     Any sums payable under this Section 9 shall be paid no later than 30 days after demand is made therefor by the Buyer.

     Section 338(g) Election. At or following Completion, if requested by the Buyer, the Buyer and the Sellers shall join in making an election under Section 338(g) of the Code and any similar provision under any applicable state law (the "ELECTION") with respect to the acquisition of the Shares. As soon as practicable after Completion, the Sellers and the Buyer shall mutually prepare any such forms, agreements, or additional data and materials required and shall also co-operate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Election in accordance with the provisions of Section 338(g) of the Code and the regulations thereunder (and comparable provisions of applicable state tax law) or any successor provisions. The Buyer shall pay the reasonable costs and expenses of the Sellers incurred in making such election.

     INDEMNIFICATION

     By the Sellers Jointly and Severally. Subject to Sections 10.4 and 10.5, from and after the Completion Date, the Sellers, jointly and severally shall indemnify and hold harmless the Buyer and (if any) its successors and assigns, and its officers and directors (each, an "INDEMNIFIED BUYER PARTY") from and against any liabilities, claims, demands, judgments, losses, costs, damages, diminution in value or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith, (collectively, "DAMAGES") that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations, warranties, covenants or agreements of the Sellers or any Company Group Member contained in this Agreement, other than the individual representations and warranties of the Sellers in Section 4 and the individual covenants and agreements of each Seller elsewhere in this Agreement;
(b) by an Indemnified Buyer Party from any third party arising out of or relating to ownership of Software Answers including in relation to the source code and intellectual property rights licensed to the Company by Software Answers; (c) any Environmental Condition existing on or prior to the Completion; or (d) any Taxes (other than any stamp duty payable by the Buyer with respect of the transfer by the Sellers of the Shares to the Buyer) which may become payable by the Company with respect to the ownership of or sale of the Shares by the Sellers or any previous owner of the Shares.

     By the Buyer. From and after the Completion Date, the Buyer shall indemnify and hold harmless the Sellers and their respective successors and assigns (if any), and their respective officers or directors (each, an "INDEMNIFIED SELLING PARTY") from and against any Damages that such Indemnified Selling Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements of the Buyer contained in this Agreement.

     Procedure for Claims.

     Any Person that desires to seek indemnification under any part of this
Section 10 (each, an "INDEMNIFIED PARTY") shall give notice (a "CLAIM NOTICE") to each Party responsible or alleged to be responsible for indemnification hereunder (an "INDEMNITOR") prior to any applicable Expiration Date specified below in Section 10.4. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "UNLIQUIDATED CLAIM"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "LIQUIDATED CLAIM NOTICE") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. The Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "CLAIM RESPONSE") within 20 days (the "RESPONSE PERIOD") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

     If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If a Indemnified Buyer Party shall be the Indemnified Party with respect to a claim under Section 10.1, the Indemnified Buyer Party shall be entitled to payment directly from the Sellers. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Barclay's Rate plus 5%, and the Barclay's Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

     Claims Period. Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.3 on or before the applicable "EXPIRATION DATE" specified below in this Section 10.4, or the claim under this
Section 10 shall be invalid. The following claims shall have the following respective "EXPIRATION DATES": (a) the date that is 18 months following the Completion Date --any claims that are not specified in any of the succeeding clauses; (i) (b) the fourth anniversary of the Completion Date with respect to any claim for Damages related to a breach of any covenant or agreement; and (c) the seventh anniversary of the Completion Date with respect to any claim for indemnification with respect to (i) a breach of the covenants, representations and warranties concerning Taxes or (ii) any claim with respect to an Environmental Condition whether based on a breach of a representation or warranty or the indemnification for Environmental Conditions in clause (d) of the first sentence of Section 10.1 or (ii) a breach of any representations or warranties of a party to this Agreement that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof;. If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification under such Unliquidated Claim and such Unliquidated Claim shall survive regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

     Limitation on Claims. Notwithstanding any other provision of this Section 10, except as provided below, (i) the Indemnified Buyer Party on the one hand, and the Indemnified Selling Parties on the other hand, shall not be entitled to indemnification hereunder with respect to the breach of a representation, warranty covenant or agreement by any Seller or by the Buyer, respectively, until the aggregate amount of all such Damages exceed L.8,000 (the "BASKET") and then for the full extent of such Damages (including the Basket amount) up to an aggregate amount, (A) in respect of the Indemnified Selling Parties (i) $US 70,000 and (ii) 92.5% of the fair market value of the initial portion of the Buyer Shares valued as of the Completion Date and 50% of the fair market value (in aggregate, the "SELLERS MAXIMUM DAMAGE") and (iii) 50% of the Performance Portion of the Buyer Shares and retained portion of the Buyer Shares, in each case valued at the fair market value of such Buyer Shares at the date of this Agreement and, (B) in respect of the Indemnified Buyer Party, up to an aggregate amount of US$140,000. The foregoing limitations with respect to the Maximum Damage shall not apply, however, to (a) any breach of any Party's representations or warranties that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof, or (b) any Claim by any Party that can be based upon a breach of a covenant or agreement as well as a breach of a representation or warranty. Any amount due and payable by the Sellers to any Indemnified Buyer Party shall be satisfied in cash and Buyer Shares valued at the fair market value of such Buyer Shares at the date of this Agreement in the same proportion of cash to shares as the total amount of cash paid to the total amount of Buyer Shares earned or issued at the time of settlement or determination of the relevant claim.

     Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an "ACTION") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 10.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.

     Sellers Undertaking. The Sellers shall not make any claim against any officer or any employee of any Company Group Member with regard to any claim for indemnification made by the Buyer hereunder.

     Effect of Investigation or Knowledge. Any claim by a Indemnified Buyer Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Buyer. Each Party shall be deemed to be relying on the representations and warranties of any other Party set forth herein, regardless of any investigation or audit conducted before or after the Completion Date or the decision of any Party to consummate the Transactions contemplated hereby and complete the Completion.

     Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made and arbitration of other proceedings with respect to the actual claim are commenced by the relevant Indemnified Party within six months of the relevant Expiry Date for such claim.

     Right of Set-Off.

     Upon notice to Sellers specifying in reasonable detail the basis for such set-off and upon receipt of an opinion of an Expert, duly delivered in accordance with the provisions of Section 10.10 (b-d), Buyer may set-off any amount to which Seller may be entitled against any amounts otherwise payable under the Transaction Documents (including any unissued shares forming the Retained Portion of the Buyer Shares and the Performance Portion of the Buyer Shares. Notwithstanding that the Sellers may have otherwise become entitled to be issued with such unissued Buyer Shares, the Sellers will forfeit the right to receive such number of Buyer Shares (as determined by the fair market value of such Buyer Shares at the date of this Agreement)) as equal the amount of the relevant claim as determined pursuant to this section 10.10. Neither the exercise nor failure to exercise such right of set-off by Buyer or to give a notice of a Claim will constitute a waiver or election of remedies or limit (a) Buyer's ability in any manner to enforce the terms and conditions of this Agreement or (b) its rights of enforcement of any other remedies that may be available to it.

     With regard to the validity of such right of set-off, an expert opinion shall be sought of a barrister called to the Bar more than five years previously (the "EXPERT"). The Expert shall be appointed by the Buyer but subject to the prior approval of the Sellers or, failing agreement by the Parties as to appointment within 7 days after the date upon which a request to agree shall have been made, by the Chairman for the time being the Bar Council or, if he shall be unable or unwilling to make such appointment within 28 days from the date of the request to him, the President of the Law Society upon the application of either of the parties.

     The Expert shall consider any written representation which either party may choose to put forward received by him within such time limit as he may in his absolute discretion determine and shall as a matter of urgency (and in any event within not more than 56 days from the date of his appointment) state in writing whether in his opinion it is more likely or less likely than not that a court or tribunal of competent jurisdiction would uphold any right of set-off. If the Expert states that in his opinion such could would more than likely not uphold the right of set-off, he shall state in his opinion the likely amount of any judgment on the basis of the information before him and without regard to any other facts.

     In stating his opinion, the Expert shall not give reasons and he shall act as an expert and not as an arbitrator. His advice shall be final and binding upon the parties and shall not be subject to challenge in any way whatsoever. His fees shall be payable by the parties in such proportions as he may consider appropriate in his absolute discretion.

     Mitigation of Loss. The Buyer agrees that, with respect to those of the Warranties relating to the Accounts, if and to the extent that the Buyer considers that the Company has a valid and reasonable claim against the Company's auditors that they have been negligent with respect to the preparation of the Accounts and is able to and does in fact recover an amount from such auditors in respect of such claim, if and to the extent that the Buyer or the Company makes actual recovery of any amounts from such auditors, the liability of the Sellers shall be correspondingly reduced. Notwithstanding the provisions of this section, the Sellers shall remain primarily liable for any breach of Warranty.

     GENERAL MATTERS

     Contents of Agreement. This Agreement, together with the other Transaction Documents, investigations and discussions sets forth the entire understanding of the Parties with respect to the Transaction and supersedes all prior agreements or understandings among the Parties regarding those matters.

     Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Section 11. No Party shall assign this Agreement or any right, benefit or obligation hereunder, except that the Buyer may assign its obligations to any of its Affiliates provided the Buyer continues to be responsible for all of its obligations hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. Any statement qualified by the expression "to the best knowledge of the Sellers or "so far as the Sellers are aware" or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry. The ejusdem generis rule of construction does not apply to this Agreement and accordingly the meaning of general words is not to be restricted by any particular examples preceding or following those general words.

     Notices.

     Any notice to be given by any of the Parties shall be in writing sent by registered first class post or internationally recognised courier service to the relevant parties addresses as set out below, unless such address is changed by notice to the other Party:

                  If to the Buyer:

                               USDATA Corporation
                               2345 N. Central Expressway
                               Richardson, TX
                               Attention:  Robert A. Merry
                               FAX:  972-669-9557

                  with a required copy to:

                               Morgan, Lewis & Bockius LLP
                               1701 Market Street
                               Philadelphia, PA  19103-2921
                               Attention:  Thomas J. Sharbaugh, Esquire
                               FAX:  215-963-5299

                  If to the Sellers:

                               J. Adrian Wise
                               Inglewood, 16 Harebell Hill,
                               Cobham Surrey, KT11 2RS UK

                               David J. Moody
                               Highcroft, Bonnetts Lane
                               Ifield, Crawley, W. Sussex
                               RH 11 0NY, UK

                               with a required copy to
                               Dobson's Solicitors
                               4 Northgate
                               Chichester
                               PO19 1BB
                               Attention:  Alan Moody


     Unless the contrary is proved, any such notice or other document shall be deemed to have been served if delivered, at the time of registered delivery.

     In proving such service it shall be sufficient to prove that delivery was made.

     Further Assurances. At and after the Completion, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transaction.

     Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders,
(c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. Any determination of whether a situation is "material" shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of any related situations. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subclause, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party's being satisfied with any particular item or to a Party's determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion. Where this Agreement requires any party to be satisfied as to the form or content of any document to be supplied by the other party the making of this agreement shall signify that the form and content of such document has been agreed to the satisfaction of the Parties hereto.

     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     Disclosure Letter. The Disclosure Letter attached hereto set forth all disclosures made by the Sellers to the Buyer as required by this Agreement. For the purposes of this Agreement, no disclosures other than those contained in the Disclosure Letter shall be valid. The Warranties made by the Sellers contained in Section 4 and 5 are subject to matters specifically, fully, fairly and accurately disclosed by the Sellers in the Disclosure Letter.

     Any items listed or described on the Disclosure Letter shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates.

     Governing Law. This Agreement shall be construed and enforced in accordance with English law.

     Jurisdiction. The Parties irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

     Judgment. The Parties irrevocably agree that a judgement in any Proceedings brought in court shall be conclusive and binding upon either Party and may be enforced whether against property, assets or otherwise howsoever in the courts of any other jurisdiction.

     Without prejudice to the generality of Section 11.9, the Parties irrevocably waive any objection which they may have now or in the future to the courts of England and Wales being nominated for the purpose of this Section on the ground of venue or otherwise and agrees not to claim that any such court is not a convenient or appropriate forum.

     The Parties shall accept service at their addresses specified in this
Section 11 in relation to proceedings brought in England and Wales.

     REMEDIES.

         The indemnification rights under Section 10 are independent of and in addition to such rights and remedies as the Parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party and the Parties hereby reserve the, inter alia, right to seek an injunction or bring proceedings for specific performance.

               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the day and year first written above.


                                      THE BUYER:

                                      USDATA Corporation


                                      By:
                                         ---------------------------------------
                                      Name: Robert A. Merry
                                      Title:  Chief Executive Officer


                                      SHAREHOLDERS:



                                      ------------------------------------------
                                      J. Adrian Wise



                                      ------------------------------------------
                                      David J. Moody

                                   SCHEDULE A

                                   THE SHARES


NAME OF SHAREHOLDER      CLASS OF SHARES               NUMBER OF SHARES
-------------------      -------------------------     ------------------------------
John Adrian Wise         Ordinary Shares of            640,909
                         L.0.10 each

David John Moody         Ordinary Shares of Pound      534,091
                         L.0.10 each

                                   SCHEDULE B

                              EMPLOYMENT AGREEMENTS

                                   SCHEDULE C

                              OMEGA FIRST AGREEMENT

                                   SCHEDULE D

                     SOFTWARE ANSWERS ACQUISITION AGREEMENT

                                   SCHEDULE E

                             CONFIRMATION AGREEMENT

                                   SCHEDULE F

                        SOFTWARE ANSWERS RELEASE OF LIENS

                                   SCHEDULE G

                                     PART 1
                                   WIZARD SARL

                                   SCHEDULE G

                                     PART 2
                                    WIZARD BV

                                   SCHEDULE H

                             STOCKHOLDERS AGREEMENT

                                   SCHEDULE I

                          SECURITYHOLDER'S CERTIFICATE

                                    EXHIBIT I